EXHIBIT 99.1

August 28, 2023
Victor H. Mendelson (305) 374-1745 ext. 7590
Carlos L. Macau, Jr. (954) 987-4000 ext. 7570

HEICO CORPORATION REPORTS RECORD NET SALES FOR
THE THIRD QUARTER OF FISCAL 2023

Fiscal 2023 3rd Quarter Net Income up 24% on 16% Operating Income Increase, and Record Net Sales - Which Increased 27%

HOLLYWOOD, FL and MIAMI, FL -- HEICO CORPORATION (NYSE: HEI.A) (NYSE: HEI) today reported net sales increased 27% to a record $722.9 million in the third quarter of fiscal 2023, up from $569.5 million in the third quarter of fiscal 2022. Operating income increased 16% to $149.4 million in the third quarter of fiscal 2023, up from $128.7 million in the third quarter of fiscal 2022. The Company's consolidated operating margin was 20.7% in the third quarter of fiscal 2023, as compared to 22.6% in the third quarter of fiscal 2022.

Net sales increased 27% to a record $2,031.7 million in the first nine months of fiscal 2023, up from $1,598.7 million in the first nine months of fiscal 2022. Operating income increased 24% to a record $435.9 million in the first nine months of fiscal 2023, up from $350.3 million in the first nine months of fiscal 2022. The Company's consolidated operating margin was 21.5% in the first nine months of fiscal 2023, as compared to 21.9% in the first nine months of fiscal 2022.

Improvement in the commercial aerospace market has resulted in twelve consecutive quarters of sequential growth in net sales at the Flight Support Group.

Net income attributable to HEICO increased 24% to $102.0 million, or $.74 per diluted share, in the third quarter of fiscal 2023, up from $82.5 million, or $.60 per diluted share, in the third quarter of fiscal 2022. Net income attributable to HEICO increased 18% to a record $300.2 million, or $2.17 per diluted share, in the first nine months of fiscal 2023, up from $254.5 million, or $1.85 per diluted share, in the first nine months of fiscal 2022.

The Company incurred acquisition costs during the third quarter of fiscal 2023 related to the Wencor Group ("Wencor") acquisition, which decreased net income attributable to HEICO in the third quarter of fiscal 2023 by approximately $3.5 million, or 3 cents per diluted share.

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EBITDA increased 18% to $179.8 million in the third quarter of fiscal 2023, up from $152.7 million in the third quarter of fiscal 2022. EBITDA increased 24% to $524.1 million in the first nine months of fiscal 2023, up from $421.6 million in the first nine months of fiscal 2022. See our reconciliation of net income attributable to HEICO to EBITDA at the end of this press release.

Consolidated Results

Laurans A. Mendelson, HEICO’s Chairman and CEO, commented on the Company's third quarter results stating, "We are very pleased to report record quarterly consolidated net sales at both the Flight Support Group and the Electronic Technologies Group. These results reflect 12% consolidated organic growth in our net sales principally arising from a continued strong demand for our commercial aerospace products and services and the contributions from our fiscal 2023 and 2022 acquisitions.

Earlier this month, we completed the acquisition of Wencor for $1.9 billion in cash and approximately 1.1 million shares of HEICO Class A Common Stock with an assigned value of $150 million in the merger agreement, or $2.05 billion in the aggregate. The transaction is HEICO's largest ever in terms of purchase price, as well as revenues and income acquired. As I have stated before, we believe Wencor is a perfect and highly complementary fit with HEICO. We expect the combination will be transformative, providing a unique and growing portfolio of proprietary cost-saving solutions for our airline and OEM customers. We continue to anticipate this highly synergistic acquisition to be accretive to our earnings within the year following closing. Further, HEICO anticipates it will continue to achieve its often-articulated growth objectives in the years subsequent to the closing. Immediately following the closing, we forecast our pro forma net debt-to-EBITDA leverage ratio will be approximately 3:1 and will return to historical levels within roughly one year to eighteen months after the acquisition, excluding the impact of any future acquisitions or other possible capital deployment activities.

Our total debt to net income attributable to HEICO trailing twelve months ratio was 3.06x as of July 31, 2023, as compared to .83x as of October 31, 2022. Our net debt to EBITDA ratio was .75x and .25x as of July 31, 2023 and October 31, 2022, respectively. Our net debt to EBITDA ratio increase in the first nine months of fiscal 2023 principally reflects our successful offering of $600 million principal amount of 5.25% Senior Unsecured Notes due August 1, 2028 (the "2028 Notes") and $600 million principal amount of 5.35% Senior Unsecured Notes due August 1, 2033 (the "2033 Notes" and, collectively with the 2028 Notes, the "Notes"). We used the net proceeds from the sale of the Notes to repay the outstanding borrowings under our revolving credit facility and to fund a portion of the Wencor acquisition purchase price.

Cash flow provided by operating activities was $145.9 million in the third quarter of fiscal 2023, as compared to $149.2 million in the third quarter of fiscal 2022. Cash flow provided by operating activities in the third quarter of fiscal 2023 reflects an increase in working capital principally driven by an increase in inventories to support our increased

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consolidated backlog. We continue to forecast strong cash flow from operations for fiscal 2023.

As we look ahead to the remainder of fiscal 2023, we continue to anticipate net sales growth in both the FSG and ETG, principally driven by demand for the majority of our products. Additionally, continued inflationary pressures and lingering supply chain disruptions stemming from the COVID-19 pandemic may lead to higher material and labor costs. Further, we've begun the sharing of best practices, and getting to know the Wencor businesses which share a similar entrepreneurial culture and customer focus as HEICO's businesses. We remain committed to developing new products and services and further market penetration, while maintaining our financial strength and flexibility."

Flight Support Group

Eric A. Mendelson, HEICO's Co-President and President of HEICO's Flight Support Group, commented on the Flight Support Group's record third quarter results stating, "Continuing our growth trend, we achieved quarterly increases of 26% and 23% in operating income and net sales, respectively, as compared to the third quarter of fiscal 2022. These results principally reflect robust 19% quarterly organic net sales growth mainly driven by our commercial aerospace parts and services. The Flight Support Group has now achieved twelve consecutive quarters of growth in net sales, and these numbers don't yet include the positive impact we expect from the Wencor acquisition, which will further transform our business as the world's leading independent aftermarket supplier.

The Flight Support Group's net sales increased 23% to a record $405.0 million in the third quarter of fiscal 2023, up from $330.3 million in the third quarter of fiscal 2022. The Flight Support Group's net sales increased 29% to a record $1,168.5 million in the first nine months of fiscal 2023, up from $909.3 million in the first nine months of fiscal 2022. The net sales increase in the third quarter and first nine months of fiscal 2023 reflects strong organic growth of 19% and 21%, respectively, as well as the impact from our profitable fiscal 2022 acquisitions. The organic growth mainly reflects increased demand for the majority of our commercial aerospace products and services resulting from continued global commercial air travel growth as compared to the third quarter and first nine months of fiscal 2022.

The Flight Support Group's operating income increased 26% to $89.2 million in the third quarter of fiscal 2023, up from $70.8 million in the third quarter of fiscal 2022. The operating income increase principally reflects the previously mentioned net sales growth and an improved gross profit margin, partially offset by an increase in the previously mentioned acquisition costs related to the Wencor acquisition. The improved gross profit margin principally reflects higher net sales and a favorable product mix across all of our product lines.

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The Flight Support Group's operating income increased 44% to a record $272.7 million in the first nine months of fiscal 2023, up from $189.3 million in the first nine months of fiscal 2022. The operating income increase principally reflects the previously mentioned net sales growth, an improved gross profit margin, efficiencies realized from the higher net sales volume and the impact from an amendment and termination of a contingent consideration agreement, partially offset by higher performance-based compensation expense. The improved gross profit margin principally reflects higher net sales within our aftermarket replacement parts and specialty products product lines, and lower inventory obsolescence expenses in the first nine months of fiscal 2023 mainly due to increased demand for our aftermarket replacement parts.

The Flight Support Group's operating margin improved to 22.0% in the third quarter of fiscal 2023, up from 21.4% in the third quarter of fiscal 2022. The operating margin increase principally reflects the previously mentioned improved gross profit margin, partially offset by the previously mentioned acquisition costs.

The Flight Support Group's operating margin improved to 23.3% in the first nine months of fiscal 2023, up from 20.8% in the first nine months of fiscal 2022. The operating margin increase principally reflects the previously mentioned improved gross profit margin, efficiencies realized from the higher net sales volume and the impact from the amendment and termination of a contingent consideration agreement, partially offset by the higher performance-based compensation expense."

Electronic Technologies Group

Victor H. Mendelson, HEICO's Co-President and President of HEICO’s Electronic Technologies Group, commented on the Electronic Technologies Group's third quarter results stating, "Greater demand for the majority of our products and the net sales contribution from the recent Exxelia acquisition drove record net sales in the quarter. We are pleased to see 10% sequential growth over the second quarter of fiscal 2023 in defense product net sales as well as organic net sales growth from our commercial aerospace and other electronics products that contributed to 2% overall organic net sales growth in the third quarter of fiscal 2023.
The Electronic Technologies Group's net sales increased 33% to a record $325.9 million in the third quarter of fiscal 2023, up from $244.2 million in the third quarter of fiscal 2022. The Electronic Technologies Group's net sales increased 25% to a record $882.7 million in the first nine months of fiscal 2023, as compared to $703.9 million in the first nine months of fiscal 2022. The net sales increase in the third quarter and first nine months of fiscal 2023 principally reflects the impact from our fiscal 2023 and 2022 acquisitions as well as increased net sales of our commercial aviation and other electronics products, partially offset by lower year-over-year defense products net sales.

The Electronic Technologies Group's operating income increased 9% to $74.2 million in the third quarter of fiscal 2023, up from $68.0 million in the third quarter of fiscal 2022.

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The Electronic Technologies Group's operating income increased 5% to $198.7 million in the first nine months of fiscal 2023, up from $189.6 million in the first nine months of fiscal 2022. The operating income increase in the third quarter and first nine months of fiscal 2023 principally reflects the previously mentioned higher net sales volume, partially offset by a lower gross profit margin and higher costs from the impact of the Exxelia acquisition. The lower gross profit margin principally reflects decreased net sales of defense products, partially offset by increased net sales of our commercial aviation and other electronics products.

The Electronic Technologies Group's operating margin was 22.8% in the third quarter of fiscal 2023, as compared to 27.9% in the third quarter of fiscal 2022. The Electronic Technologies Group's operating margin was 22.5% in the first nine months of fiscal 2023, as compared to 26.9% in the first nine months of fiscal 2022. The lower operating margin in the third quarter and first nine months of fiscal 2023 principally reflects the previously mentioned lower gross profit margin and increased SG&A expenses as a percentage of net sales."

Non-GAAP Financial Measures

To provide additional information about the Company's results, HEICO has discussed in this press release its EBITDA (calculated as net income attributable to HEICO adjusted for depreciation and amortization expense, net income attributable to noncontrolling interests, interest expense and income tax expense), its net debt (calculated as total debt less cash and cash equivalents), and its net debt to EBITDA ratio (calculated as net debt divided by EBITDA), which are not prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”).

These non-GAAP measures are included to supplement the Company’s financial information presented in accordance with GAAP and because the Company uses such measures to monitor and evaluate the performance of its business and believes the presentation of these measures enhance an investor's ability to analyze trends in the Company’s business and to evaluate the Company’s performance relative to other companies in its industry. However, these non-GAAP measures have limitations and should not be considered in isolation or as a substitute for analysis of the Company's financial results as reported under GAAP.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. These measures should only be used to evaluate the Company's results of operations in conjunction with their corresponding GAAP measures. Pursuant to the requirements of Regulation G of the Securities and Exchange Act of 1934, the Company has provided a reconciliation of these non-GAAP measures in the last table included in this press release.

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(NOTE: HEICO has two classes of common stock traded on the NYSE. Both classes, the Class A Common Stock (HEI.A) and the Common Stock (HEI), are virtually identical in all economic respects. The only difference between the share classes is the voting rights. The Class A Common Stock (HEI.A) carries 1/10 vote per share and the Common Stock (HEI) carries one vote per share.)

There are currently approximately 83.5 million shares of HEICO's Class A Common Stock (HEI.A) outstanding and 54.7 million shares of HEICO's Common Stock (HEI) outstanding. The stock symbols for HEICO’s two classes of common stock on most websites are HEI.A and HEI. However, some websites change HEICO's Class A Common Stock trading symbol (HEI.A) to HEI/A or HEIa.

As previously announced, HEICO will hold a conference call on Tuesday, August 29, 2023 at 9:00 a.m. Eastern Daylight Time to discuss its third quarter results. Individuals wishing to participate in the conference call should dial: US and Canada (888) 204-4368, International (646) 828-8193, wait for the conference operator and provide the operator with the Conference ID 7297387. A digital replay will be available two hours after the completion of the conference for 14 days. To access the replay, please visit our website at www.heico.com under the Investors section for details.

HEICO Corporation is engaged primarily in the design, production, servicing and distribution of products and services to certain niche segments of the aviation, defense, space, medical, telecommunications and electronics industries through its Hollywood, Florida-based Flight Support Group and its Miami, Florida-based Electronic Technologies Group. HEICO’s customers include a majority of the world’s airlines and overhaul shops, as well as numerous defense and space contractors and military agencies worldwide, in addition to medical, telecommunications and electronics equipment manufacturers. For more information about HEICO, please visit our website at www.heico.com.

Certain statements in this press release will constitute forward-looking statements, which are subject to risks, uncertainties and contingencies. HEICO's actual results may differ materially from those expressed in or implied by those forward-looking statements as a result of factors including, but not limited to: the severity, magnitude and duration of public health threats, such as the COVID-19 pandemic (“Health Emergencies”); HEICO's liquidity and the amount and timing of cash generation; lower commercial air travel caused by Health Emergencies and their aftermath, airline fleet changes or airline purchasing decisions, which could cause lower demand for our goods and services; product specification costs and requirements, which could cause an increase to our costs to complete contracts; governmental and regulatory demands, export policies and restrictions, reductions in defense, space or homeland security spending by U.S. and/or foreign customers or competition from existing and new competitors, which could reduce our sales; our ability to introduce new products and services at profitable pricing levels, which could reduce our sales or sales growth; product development or manufacturing difficulties, which could increase our product development and

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manufacturing costs and delay sales; our ability to make acquisitions, including obtaining any applicable domestic and/or foreign governmental approvals, and achieve operating synergies from acquired businesses; customer credit risk; interest, foreign currency exchange and income tax rates; economic conditions, including the effects of inflation, within and outside of the aviation, defense, space, medical, telecommunications, and electronics industries, which could negatively impact our costs and revenues; and defense spending or budget cuts, which could reduce our defense-related revenue. Parties receiving this material are encouraged to review all of HEICO's filings with the Securities and Exchange Commission, including, but not limited to filings on Form 10-K, Form 10-Q and Form 8-K. We undertake no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except to the extent required by applicable law.

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Three Months Ended July 31,
	2023	2022
Net sales	$722,902	$569,528
Cost of sales	444,168	348,591
Selling, general and administrative expenses	129,367	92,190
Operating income	149,367	128,747
Interest expense	(12,120)	(1,406)
Other income	906	145
Income before income taxes and noncontrolling interests	138,153	127,486
Income tax expense	25,400	34,400
Net income from consolidated operations	112,753	93,086
Less: Net income attributable to noncontrolling interests	10,730	10,546
Net income attributable to HEICO	$102,023	$82,540

Net income per share attributable to HEICO shareholders:
Basic	$.74	$.61
Diluted	$.74	$.60

Weighted average number of common shares outstanding:
Basic	137,006	135,978
Diluted	138,668	137,837

	Three Months Ended July 31,
	2023	2022
Operating segment information:
Net sales:
Flight Support Group	$405,040	$330,259
Electronic Technologies Group	325,867	244,203
Intersegment sales	(8,005)	(4,934)
	$722,902	$569,528

Operating income:
Flight Support Group	$89,172	$70,756
Electronic Technologies Group	74,157	68,029
Other, primarily corporate	(13,962)	(10,038)
	$149,367	$128,747

Depreciation and amortization:
Flight Support Group	$10,215	$10,363
Electronic Technologies Group	18,479	12,932
Corporate	837	524
	$29,531	$23,819

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HEICO CORPORATION
Condensed Consolidated Statements of Operations (Unaudited)
(in thousands, except per share data)

	Nine Months Ended July 31,
	2023		2022
Net sales	$2,031,658		$1,598,684
Cost of sales	1,242,613		976,308
Selling, general and administrative expenses	353,154		272,030
Operating income	435,891		350,346
Interest expense	(29,561)		(3,181)
Other income	1,888		685
Income before income taxes and noncontrolling interests	408,218		347,850
Income tax expense	77,400	(a)	67,400	(b)
Net income from consolidated operations	330,818		280,450
Less: Net income attributable to noncontrolling interests	30,648		25,979
Net income attributable to HEICO	$300,170	(a)	$254,471	(b)

Net income per share attributable to HEICO shareholders:
Basic	$2.19	(a)	$1.87	(b)
Diluted	$2.17	(a)	$1.85	(b)

Weighted average number of common shares outstanding:
Basic	136,859		135,835
Diluted	138,616		137,890

	Nine Months Ended July 31,
	2023		2022
Operating segment information:
Net sales:
Flight Support Group	$1,168,520		$909,253
Electronic Technologies Group	882,685		703,932
Intersegment sales	(19,547)		(14,501)
	$2,031,658		$1,598,684

Operating income:
Flight Support Group	$272,693		$189,329
Electronic Technologies Group	198,673		189,605
Other, primarily corporate	(35,475)		(28,588)
	$435,891		$350,346

Depreciation and amortization:
Flight Support Group	$31,653		$29,036
Electronic Technologies Group	52,742		39,903
Corporate	1,920		1,587
	$86,315		$70,526

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HEICO CORPORATION
Footnotes to Condensed Consolidated Statements of Operations (Unaudited)

(a)During the first quarter of fiscal 2023, the Company recognized a $6.2 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $6.1 million, or $.04 per basic and diluted share.

(b)During the first quarter of fiscal 2022, the Company recognized a $17.8 million discrete tax benefit from stock option exercises, which, net of noncontrolling interests, increased net income attributable to HEICO by $17.5 million, or $.13 per basic and diluted share.

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HEICO CORPORATION
Condensed Consolidated Balance Sheets (Unaudited)
(in thousands)

	July 31, 2023	October 31, 2022
Cash and cash equivalents	$694,263	$139,504
Accounts receivable, net	355,491	294,848
Contract assets	102,832	93,978
Inventories, net	731,966	582,471
Prepaid expenses and other current assets	47,372	41,929
Total current assets	1,931,924	1,152,730
Property, plant and equipment, net	285,033	225,879
Goodwill	2,026,279	1,672,425
Intangible assets, net	822,545	733,327
Other assets	387,521	311,135
Total assets	$5,453,302	$4,095,496

Short-term and current maturities of long-term debt	$16,777	$1,654
Other current liabilities	462,270	419,205
Total current liabilities	479,047	420,859
Long-term debt, net of current maturities	1,198,484	288,620
Deferred income taxes	83,357	71,162
Other long-term liabilities	389,335	338,948
Total liabilities	2,150,223	1,119,589
Redeemable noncontrolling interests	343,883	327,601
Shareholders’ equity	2,959,196	2,648,306
Total liabilities and equity	$5,453,302	$4,095,496

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HEICO CORPORATION
Condensed Consolidated Statements of Cash Flows (Unaudited)
(in thousands)

	Nine Months Ended July 31,
	2023	2022
Operating Activities:
Net income from consolidated operations	$330,818	$280,450
Depreciation and amortization	86,315	70,526
Employer contributions to HEICO Savings and Investment Plan	10,647	8,884
Share-based compensation expense	10,412	9,815
Increase (decrease) in accrued contingent consideration, net	1,218	(4,253)
Amendment and termination of contingent consideration agreement	(9,057)	—
Payment of contingent consideration	(6,299)	—
Deferred income tax (benefit) provision	(22,974)	7,858
Increase in accounts receivable	(15,615)	(18,445)
Increase in contract assets	(7,863)	(4,022)
Increase in inventories	(86,681)	(61,190)
Increase in current liabilities, net	5,512	29,517
Other	3,924	4,770
Net cash provided by operating activities	300,357	323,910

Investing Activities:
Acquisitions, net of cash acquired	(526,702)	(175,298)
Capital expenditures	(34,176)	(24,357)
Investments related to HEICO Leadership Compensation Plan	(14,000)	(13,400)
Other	689	(10,296)
Net cash used in investing activities	(574,189)	(223,351)

Financing Activities:
Proceeds from issuance of senior unsecured notes	1,189,452	—
(Payments) borrowings on revolving credit facility, net	(275,000)	5,000
Distributions to noncontrolling interests	(29,934)	(16,766)
Cash dividends paid	(27,370)	(24,466)
Redemptions of common stock related to stock option exercises	(14,847)	(25,826)
Payment of contingent consideration	(12,610)	—
Debt issuance costs	(9,055)	(1,010)
Acquisitions of noncontrolling interests	(2,733)	(8,735)
Proceeds from stock option exercises	5,484	1,870
Other	694	(157)
Net cash provided by (used in) financing activities	824,081	(70,090)

Effect of exchange rate changes on cash	4,510	(5,162)

Net increase in cash and cash equivalents	554,759	25,307
Cash and cash equivalents at beginning of year	139,504	108,298
Cash and cash equivalents at end of period	$694,263	$133,605

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HEICO CORPORATION
Non-GAAP Financial Measures (Unaudited)
(in thousands, except ratios)

	Nine Months Ended July 31,
EBITDA Calculation	2023	2022
Net income attributable to HEICO	$300,170	$254,471
Plus: Depreciation and amortization	86,315	70,526
Plus: Net income attributable to noncontrolling interests	30,648	25,979
Plus: Interest expense	29,561	3,181
Plus: Income tax expense	77,400	67,400
EBITDA (a)	$524,094	$421,557

	Three Months Ended July 31,
EBITDA Calculation	2023	2022
Net income attributable to HEICO	$102,023	$82,540
Plus: Depreciation and amortization	29,531	23,819
Plus: Net income attributable to noncontrolling interests	10,730	10,546
Plus: Interest expense	12,120	1,406
Plus: Income tax expense	25,400	34,400
EBITDA (a)	$179,804	$152,711

	Trailing Twelve Months Ended
EBITDA Calculation	July 31, 2023	October 31, 2022
Net income attributable to HEICO	$397,374	$351,675
Plus: Depreciation and amortization	112,122	96,333
Plus: Net income attributable to noncontrolling interests	43,617	38,948
Plus: Interest expense	32,766	6,386
Plus: Income tax expense	110,400	100,400
EBITDA (a)	$696,279	$593,742

Net Debt Calculation	July 31, 2023	October 31, 2022
Total debt	$1,215,261	$290,274
Less: Cash and cash equivalents	(694,263)	(139,504)
Net debt (a)	$520,998	$150,770

Total debt	$1,215,261	$290,274
Net income attributable to HEICO (trailing twelve months)	$397,374	$351,675
Total debt to net income attributable to HEICO ratio	3.06	.83

Net debt	$520,998	$150,770
EBITDA (trailing twelve months)	$696,279	$593,742
Net debt to EBITDA ratio (a)	.75	.25

(a) See the "Non-GAAP Financial Measures" section of this press release.